EXHIBIT 99.1

                  MEDI-HUT HIRES CENTURY CAPITAL ASSOCIATES LLC

Wall Township, NJ (March 3, 2003): Medi-Hut Co., Inc. (NASDAQ SC: MHUTE) has hired the consulting firm of Century Capital Associates LLC to provide general corporate and strategic business advisory services focusing on financial advisory matters and corporate transactions. The contract was signed on February 21, 2003. Joseph A. Sanpietro, President & CEO of Medi-Hut stated, "I am happy to welcome David R. LaVance and Thomas S. Gifford of Century Capital to Medi-Hut. We believe their experience and skills will assist Med-Hut to move forward. Their addition to the team gives me the opportunity to focus my attention on new product development helping Medi-Hut grow and develop our product lines more rapidly. We anticipate in the near future, Mr. LaVance will be appointed chief executive officer and Mr. Gifford will be appointed executive vice president/chief financial officer." Mr. LaVance concluded, "Tom and I believe in Medi-Hut and the quality of its products and we believe we can assist Medi-Hut achieve its goals."

Mr. LaVance is the President and co-founder of Century Capital which was founded in 1997. Mr. LaVance holds a B.A., cum laude, from Furman University (1976) and a J.D. from Washington College of Law of the American University (1979). He is a founding member and on the Board of Directors of the Triangle Chapter of the National Association of Corporate Directors. He is also a member of the Licensing Executives Society and the Counsel for Entrepreneurial Development of Research Triangle. Mr. LaVance was formerly a Managing Director of KPMG Health Ventures (1995-1997), an advisory group providing investment banking services to healthcare services. Prior to joining KPGM Health Ventures, Mr. LaVance was a founder of Physicians Data Corporation, a startup health informatics company,
(1994), and the President of Nuclear Care, Inc., a nuclear imaging clinical services provider (1992-1995). Prior to starting Nuclear Care, Mr. LaVance held a series of operating positions with Dornier Medical Systems, Inc., a subsidiary of DaimlerBenz AG (1987-1992) eventually becoming the President of Dornier Medical Systems in Japan. Dornier was the inventor of and world leader in lithotripter technologies. Before joining Dornier, Mr. LaVance was Associate Counsel at Healthdyne, Inc. (1985-1986) where he led licensing, OEM, and acquisition transaction efforts, and he was engaged in the private practice of law in Atlanta, Georgia (1979-1985).

Mr. Gifford, the Vice President and co-founder of Century Capital holds a B.S., cum laude, from Rutgers University and a J.D. from Seton Hall University School of Law. He is a licensed attorney in New York and New Jersey and is a Certified Public Accountant. He is a member of the New Jersey Technology Council and the New Jersey Entrepreneurial Network. Mr. Gifford was formerly a Manager and Associate Director of KPMG Health Ventures (1995-1997). Prior to KPMG Health Ventures, Mr. Gifford was an accountant for KPMG Peat Marwick LLP (1990-1994) where he provided auditing and financial due diligence services to various publicly traded and privately held emerging technology companies.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21 E of the Securities Exchange Act of 1934, and as that term defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contact:
Medi-Hut Co., Inc.

Adele Ehlin, Chief, Investor Relations, (732) 919-2799